Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Manchester United plc of our report dated September 13, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Manchester United plc's Annual Report on Form 20-F for the year ended June 30, 2024. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Manchester, United Kingdom

September 13, 2024